Exhibit 10.6

Portions of this document have been redacted pursuant to Item 601(b)(10)(iv) of Regulation S-K because it is both not material and is the type that the registrant treats as private or confidential. Redacted portions are indicated with the notation “[***]”.

BKV Corporation

2021 LONG TERM INCENTIVE PLAN

ADOPTED JANUARY 1, 2021

1.	Purpose of Plan.

The purpose of the BKV Corporation 2021 Long Term Incentive Plan (the “Plan”) is to advance the interests of BKV Corporation, a Delaware corporation (the “Company”), and its stockholders by enabling the Company and its Subsidiaries to attract and retain persons of ability to perform services for the Company and its Subsidiaries by providing an incentive to such individuals through opportunities for equity participation in the Company and by rewarding such individuals who contribute to the achievement by the Company of its economic objectives. This Plan and the terms set forth herein shall be subject to the criteria set forth on Appendix 3 attached hereto, which sets forth the parameters to which this Plan and each Incentive Award hereunder remain subject in accordance with the approval of the Plan by the Board.

2.	Definitions.

The following terms will have the meanings set forth below, unless the context clearly otherwise requires. Terms defined elsewhere in the Plan will have the same meaning throughout the Plan.

2.1            “Adverse Action” means any Participant, during or within one year after the termination of Service, (a) being employed or retained by or rendering services to any organization that, directly or indirectly, competes with or becomes competitive with the Company or any Subsidiary, or rendering such services that are prejudicial or in conflict with the interests of the Company or any Subsidiary, or otherwise violating any non-compete or non-solicitation agreement with the Company or any Subsidiary, (b) violating any confidentiality agreement or agreement governing the ownership or assignment of intellectual property rights of the Company or any Subsidiary, or (c) engaging in any other conduct or act determined to be injurious, detrimental or prejudicial to any interest of the Company or any Subsidiary.

2.2            “Base Price” means the initial price per share of the Company’s Common Stock and is set at a constant $10.00 per share.

2.3            “BNAC” means BANPU North America Corporation, a Delaware corporation.

2.4            “Board” means the Board of Directors of the Company.

2.5            “Broad Parameters” mean a broad parameter for compensation for the Employees (excluding the CEO and the Senior Management) who have been approved by the Board from time to time and reflected in the Budget which broad parameters are set forth on Appendix 2 attached hereto.

2.6            “Budget” means the annual budget of the Company and its subsidiaries as approved and/or amended from time to time by the Board.

2.7            “Cause” means “cause” as defined in any employment or other agreement or policy applicable to the Participant’s Service, or if no such agreement or policy exists, and will mean (a) dishonesty, fraud, misrepresentation, embezzlement, breach of fiduciary duty or deliberate injury or attempted injury, in each case relating to the Company or any Subsidiaries, (b) any unlawful or criminal activity of a serious nature or act of moral turpitude, in each case relating to the Company or any Subsidiaries, or (c) persistent failure to perform his or her duties in accordance with his or her employment agreement or service contract with the Company or any Subsidiaries or to comply with the established work rules or internal policies of the Company or any Subsidiaries that has an adverse effect on the Company or any Subsidiaries following notice and an opportunity to cure; provided, however, that if there is a separate written agreement between the Participant and the Company or any Subsidiary that defines “cause”, such agreement shall control in the event of an inconsistency with the definition in this Section 2.7.

2.8            “CEO” means the chief executive officer of the Company from time to time.

2.9            “Change in Control” means an event described in Section 9.1(c).

2.10          “Code” means the Internal Revenue Code of 1986, as amended. Any reference to a section of the Code in the Plan will be deemed to include a reference to any applicable rules and regulations thereunder and any successor or amended section of the Code.

2.11          “Committee” means the group of individuals administering the Plan, as provided in Section 3.1.

2.12          “Common Stock” means the common stock of the Company, par value $0.01 per share, or the number and kind of shares of stock or other securities in accordance with Section 4.1.

2.13          “Director” means a member of the Board.

2.14          “Disability” means the disability of the Participant such as would entitle the Participant to receive disability income benefits pursuant to a long-term disability plan of the Company or Subsidiary then covering the Participant or, if no such plan exists or is applicable to the Participant, the permanent and total disability of the Participant within the meaning of Section 22(e)(3) of the Code.

2.15          “Effective Date” has the meaning given it in Section 14.

2.16          “Eligible Recipients” means (a) an Employee and (b) Director of the Company or any Subsidiary.

2.17          “Employee” means any person treated as an employee in the records of the Company or any Subsidiary. The Committee will determine in good faith and in the exercise of its sole discretion whether an individual has become or has ceased to be an Employee and the effective date of such individual’s employment or termination of employment, as the case may be. For purposes of an individual’s rights, if any, under the terms of the Plan as of the time of the Committee’s determination of whether or not the individual is an Employee, all such determinations by the Committee will be final, binding and conclusive as to such rights, if any, notwithstanding that the Company or any court of law or governmental agency subsequently makes a contrary determination as to such individual’s status as an Employee.

2.18          “Exchange Act” means the Securities Exchange Act of 1934, as amended. Any reference to a section of the Exchange Act in the Plan will be deemed to include a reference to any applicable rules and regulations thereunder.

2.19          “Fair Market Value” means, with respect to the Common Stock, as of any date: (a) the closing sale price of the Common Stock as of such date at the end of the regular trading session, as reported on any national securities exchange on which the Common Stock is then listed (or, if no shares were traded on such date, as of the next preceding date on which there was such a trade); or (b) if the Common Stock is not so listed as described in above, the price, on a per share of the Common Stock basis, at which a willing seller would sell, and a willing buyer would buy, the Common Stock having full knowledge of all relevant facts, in an arm’s length transaction without taking into account the minority ownership interest of any shares of the Common Stock and the rights associated with any minority ownership interest hereunder. For all purposes under this Plan (including as to taxation), the fair market value of the Common Stock as described in (b) above shall be determined each Financial Year by the Committee using the independent and impartial valuation of the Common Stock performed by Guggenheim Securities, LLC, provided its fees are at competitive market rates and, if not at competitive market rates (as determined by the Board based upon evidence of fees charged by other United States investment banking firms for the same services) by another independent and impartial appraiser approved by the Board. Such determination will apply such Financial Year or until a new determination of the Fair Market Value is made. For the avoidance of doubt, during the period as from the adopted date hereof that the Company does not have a Fair Market Value determination as described in subpart (b) above, the Fair Market Value shall be $10.00 per share of Common Stock and will apply until the valuation is performed for the Committee’s first determination of the Fair Market Value.

2.20          “Financial Year” means a financial or fiscal year of the Company.

2.21          “Founding Stockholder” means an Eligible Recipient who is a party to the Stockholders’ Agreement.

2.22          “Incentive Award” or “Award” means an annual award of TRSUs and PRSUs granted to an Eligible Recipient pursuant to the Plan.

2.23          “Incentive Award Agreement” means a written or electronic agreement between the Company and a Participant setting forth the individual grant of the Incentive Award of TRSUs and/or PRSUs granted to such Participant and the terms, conditions and restrictions applicable to such Award.

2.24          “Initial Public Offering” or “IPO” means the admission of all or any part of the Common Stock or depository receipts (or the equivalent) representing the Common Stock of the Company to a United States securities exchange.

2.25          “IPO Average Trading Price” means the arithmetic average closing price in dollars per share of the Company’s Common Stock over a period of 30 trading days, immediately subsequent to an IPO.

2.26          “IPO Issuance Price” means the stated price in dollars per share, at which the Company issues its shares of Common Stock to new investors in advance of and during an IPO.

2.27          “Minimum Target IPO Price” means the minimum price at which the Company targets an IPO Issuance Price, and shall be initially set at $12.00 per share; provided, the Board will have the ultimate decision as to approval of the IPO Issuance Price.

2.28          “Participant” means an Eligible Recipient who receives any Incentive Awards under the Plan.

2.29          “Performance-based Restricted Stock Units” or “PRSUs” means Restricted Stock Units granted to an Eligible Recipient pursuant to Section 6.2 and subject to a PRSU Vesting Schedule.

2.30          “Previously Acquired Shares” means shares of Common Stock that are already owned by the Participant or, with respect to any Incentive Award, that are to be issued to the Participant upon the grant, exercise, vesting or settlement of such Incentive Award.

2.31          “PRSU KPIs” means key performance goals and indicators of the Company for a performance period as set forth in Appendix 1 attached to this Plan, or any subsequent Appendix approved and adopted by the Board.

2.32          “PRSU Vesting Schedule” means the vesting of PRSUs based on the level of achievement of PRSU KPIs for the Plan’s performance period, as approved by the Board and set forth in Appendix 1 attached to this Plan, or any subsequent Appendix approved and adopted by the Board, and included in the Incentive Award Agreement. The performance period will begin on the Effective Date and end on the earlier of December 31, 2023, the date of an IPO, or the date of a Change in Control (each a “PRSU Vesting Date”).

2.33          “Restricted Stock Unit” means an Incentive Award denominated in shares of Common Stock and granted to an Eligible Recipient pursuant to Section 6.

2.34          “Securities Act” means the Securities Act of 1933, as amended. Any reference to a section of the Securities Act in the Plan will be deemed to include a reference to any applicable rules and regulations thereunder.

2.35          “Senior Management” means, in addition to the CEO, the four (4) employees of the Company reasonably likely to receive the highest compensation during the next Financial Year (excluding the compensation of the CEO) and/or any employee recommended by the CEO and approved by the Board in accordance with Section 15.3.2 of the Stockholders’ Agreement.

2.36          “Service” means a Participant’s employment with the Company or any Subsidiary, whether in the capacity of an Employee or a Director. A change in the capacity in which the Participant renders service to the Company or a Subsidiary as an Employee, Director, or Third Party Service Provider, shall be treated as a termination of the Participant’s Service, unless the Committee otherwise determines in its sole discretion. A Participant’s Service will be deemed to have terminated either upon an actual termination of Service or upon the Subsidiary for which the Participant performs Service ceasing to be a Subsidiary of the Company (unless the Participant continues in the Service of the Company or another Subsidiary). Subject to the foregoing, the Committee, in its sole discretion, will have the authority to determine whether the Participant’s Service has terminated and the effective date of and reason for such termination.

2.37          “Stockholders’ Agreement” means that certain Stockholders’ Agreement dated May 1, 2020, entered into by and among BNAC, the Company and Founding Stockholders as listed therein as parties thereto.

2.38          “Subsidiary” means any entity that is directly or indirectly controlled by the Company or any entity in which the Company has a significant equity interest, as determined by the Committee, provided the Company has a “controlling interest” in the Subsidiary as defined in Treas. Reg. Sec. 1.409A-1(b)(5)(iii)(E)(1).

2.39          “Tax Date” means the date any withholding tax obligation arises under the Code or other applicable tax statute for a Participant with respect to an Incentive Award.

2.40            Third-Party Service Provider” means any consultant, agent, advisor or independent contractor who renders services to the Company or a Subsidiary that: (a) are not in connection with the offer and sale of the Company’s securities in a capital raising transaction, and (b) do not directly or indirectly promote or maintain a market for the Company’s securities.

2.41          “Time Restricted Stock Units” or “TRSUs” means the Restricted Stock Units granted to an Eligible Recipient under Section 6.3 and subject to a TRSU Vesting Schedule.

2.42          “TRSU Vesting Schedule” means the vesting period for TRSUs issued under Section 5.1 and Section 6.3, which, unless provided otherwise in an Incentive Award Agreement, is as follows: one-fourth (25%) of the TRSUs will vest immediately upon the issuance of the TRSUs and the remaining TRSUs will vest in equal percentages over the next three consecutive years (i.e., 25% of the total TRSUs vesting in whole units on each annual anniversary of the issuance of the TRSU) (each a “TRSU Vesting Date”).

3.	Plan Administration.

3.1            The Committee. The Plan will be administered by the Compensation Committee of the Board and subject to the Board’s approval, or the Board if such Compensation Committee is dissolved. Such a committee will act by simple majority approval of the members (but may also take action by the written consent of a majority of the members of such committee), and any simple majority of the members of such a committee will constitute a quorum. As used in the Plan, “Committee” will refer to the Compensation Committee of the Board, or the Board if such Compensation Committee is dissolved. To the extent consistent with the applicable corporate law of the Company’s jurisdiction of incorporation, the Committee may delegate to any officers of the Company the duties, power and authority of the Committee under the Plan pursuant to such conditions or limitations as the Committee may establish. The Committee may exercise its duties, power and authority under the Plan in its sole and absolute discretion without the consent of any the Participant, the Eligible Recipients, or other party, unless the Plan specifically provides otherwise. The Committee will not be obligated to treat Participants or Eligible Recipients uniformly, and determinations made under the Plan may be made by the Committee selectively among Participants or Eligible Recipients, whether or not such Participants and Eligible Recipients are similarly situated. Each determination, interpretation or other action made or taken by the Committee pursuant to the provisions of the Plan will be final, conclusive and binding for all purposes and on all persons, including the Company, the stockholders of the Company, the Participants, the Eligible Recipients and their respective heirs and other successors-in-interest. No member of the Board or the Committee shall be liable for any action or determination made in good faith with respect to the Plan or any Incentive Award granted under the Plan, including any determination regarding current values of the Common Stock that is made in good faith.

3.2            Authority of the Committee.

(a)            In accordance with and subject to the provisions of the Plan and the Broad Parameters, the Committee will have the authority to determine all provisions of Incentive Awards as the Committee may deem necessary or desirable and as consistent with the terms of the Plan, including the following: (i) the Eligible Recipients to be selected as Participants; (ii) the nature and extent of the Incentive Awards to be made to each Participant (including the number of shares of Common Stock to be subject to each Incentive Award, the manner in which Incentive Awards will vest and whether Incentive Awards will be granted in tandem with other Incentive Awards) and the form of Incentive Award Agreement evidencing such Incentive Award; (iii) the time or times when Incentive Awards will be granted; (iv) the duration of each Incentive Award; and (v) the restrictions and other conditions to which the payment or vesting of Incentive Awards may be subject. In addition, the Committee will have the authority under the Plan in its sole discretion to pay the economic value of any Incentive Award in the form of Common Stock.

(b)            Subject to the Broad Parameters, the Committee will have the authority under the Plan to amend or modify for any reason the terms of any outstanding Incentive Award that has already been granted to a Participant in any manner, including but not limited to, the authority to modify the number of shares or other terms and conditions of an Incentive Award, accelerate the vesting or otherwise terminate any restrictions relating to an Incentive Award, accept the surrender of any outstanding Incentive Award or, to the extent not previously exercised or vested, authorize the grant of new Incentive Awards in substitution for surrendered Incentive Awards; provided, however that the amended or modified terms are permitted by the Plan as then in effect, such amendment does not cause the Incentive Award to become taxable under Section 409A of the Code, and any Participant adversely affected by such amended or modified terms has consented to such amendment or modification, except for an amendment or modification pursuant to this Section 3.2(b), Section 3.2(c), Section 3.2(d), Section 6.2(f) or Section 6.3(e). No amendment or modification to an Incentive Award, however, whether pursuant to this Section 3.2 or any other provisions of the Plan, will be deemed to be a re-grant of such Incentive Award for purposes of the Plan.

(c)            Subject to the Broad Parameters, in the event of (i) any reorganization, merger, consolidation, recapitalization, liquidation, reclassification, stock dividend, stock split, combination of shares, rights offering, extraordinary dividend or divestiture (including a spin-off) or any other similar change in corporate structure or shares; (ii) any purchase, acquisition, sale, disposition or write-down of a significant amount of assets or a significant business; (iii) any change in accounting principles or practices, tax laws or other such laws or provisions affecting reported results; (iv) any uninsured catastrophic losses or extraordinary non-recurring items as described in Accounting Standards Codification 225-20; (v) IPO or (vi) any other similar change, in each case with respect to the Company or any other entity whose performance is relevant to the vesting of PRSUs, the Committee (or, if the Company is not the surviving entity in any such transaction, the board of directors or other managing body of the surviving entity) may, without the consent of any affected Participant, amend or modify the vesting criteria (including any performance objectives) of any outstanding PRSUs that is based in whole or in part on the financial performance of the Company (or any Subsidiary or division or other sub-unit thereof) or such other entity so as equitably to reflect such event, with the desired result that the criteria for evaluating such financial performance of the Company or such other entity will be substantially the same (in the sole discretion of the Committee or the board of directors or other managing body of the surviving entity) following such event as prior to such event.

(d)            In addition to the authority of the Committee under Section 3.2(b) and notwithstanding any other provision of the Plan, the Committee may, in its sole discretion, amend the terms of the Plan or Incentive Awards with respect to Participants resident outside of the United States or employed by a non-U.S. Subsidiary in order to comply with local legal requirements, to otherwise protect the Company’s or Subsidiary’s interests, or to meet objectives of the Plan, and may, where appropriate, establish one or more sub-plans (including the adoption of any required rules and regulations) for the purposes of qualifying for preferred tax treatment under foreign tax laws. The Committee will have no authority, however, to take any action pursuant to this Section 3.2(d) to reserve shares of Common Stock or grant Incentive Awards in excess of the limitations provided in Section 4.1 and subject to the Broad Parameters.

4.	Shares Available for Issuance.

4.1            Maximum Number of Shares Available. Unless otherwise approved by the Board, the maximum number of shares of the Common Stock that are reserved and available for issuance of the Incentive Awards under conditions of the Plan shall be 14,941,176 shares (the “Available Shares”). The shares of Common Stock available for issuance under the Plan may, at the election of the Committee, be either treasury shares or shares authorized but unissued, and, if treasury shares are used, all references in the Plan to the issuance of shares will, for corporate law purposes, be deemed to mean the transfer of shares from treasury. The CEO is prohibited from granting or issuing Incentive Awards in excess of sixty percent (60%) of the Available Shares on or before the end of calendar year 2022, with such sixty percent (60%) threshold determined based upon an assumption of achievement of all PRSU KPIs at Target Threshold (100%) for all PRSUs granted to Participants. Thereafter, the CEO may not issue Incentive Awards in excess of eighty percent (80%) of the Available Shares unless the CEO receives prior written approval of the Board to exceed such amount, with such eighty percent (80%) threshold determined based upon an assumption of achievement of all PRSU KPIs at Target Threshold (100%) for all PRSUs granted to Participants.

4.2            Accounting for Incentive Awards. The grant of any Incentive Award under the Plan will reduce the maximum number of available shares of Common Stock remaining available for issuance of the Incentive Awards under the Plan by the number of shares subject to such Incentive Award. All granted shares so subtracted from the amount available under the Plan with respect to an Incentive Award that lapses, expires, is forfeited or for any reason is terminated or unvested will not automatically become available for issuance under the Plan.

5.	Participation; Grant of Awards.

5.1            Incentive Awards. Subject to the limits of Section 4.1, commencing with the Financial Year that includes the Effective Date, each Eligible Recipient who is either (i) classified by the Company at the Senior Management level or (ii) is classified by the Company below the Senior Management level and is recommended for an Incentive Award by the CEO, shall be granted Incentive Awards that are generally (a) seventy percent (70%) Performance-based Restricted Stock Units under Section 6.2 and (b) thirty percent (30%) Time Restricted Stock Units under Section 6.3, with such ratio based on the anticipated grant of TRSUs for 2021 and the three (3) Financial Years following 2021. Incentive Awards granted to such Eligible Recipients (i) who are classified by the Company at the Senior Management level will be in the amounts as determined and approved by the Board based upon recommendations from the Committee, and (ii) who are classified below the Senior Management level will be in the amounts as determined and approved by the CEO in accordance with and subject to the Broad Parameters. For illustrative purposes only, attached hereto as Appendix 4 is an example evidencing the scenarios of grant and vesting of the PRSUs and TRSUs subject to the Incentive Awards contemplated herein.

6.	Restricted Stock Unit Awards.

6.1            Grant. In accordance with Section 5.1 and Section 6, Eligible Recipients shall be granted one or more Incentive Awards of Performance-based Restricted Stock Units and/or Time Restricted Stock Units under the Plan.

6.2            Performance-Based Restricted Stock Units.

(a)            PRSU Grants. PRSUs will be granted to Eligible Recipients as a one-time grant, in a single tranche on the Effective Date of the Plan or upon an Eligible Recipient first becoming a Participant under the Plan.

(b)            PRSU Vesting; Payout Amount. Notwithstanding any other provisions of the Plan to the contrary, the PRSUs granted under the Plan shall vest and be earned based on the level of vesting under the PRSU Vesting Schedule, provided in each case the Participant remains in the continuous Service of the Company or a Subsidiary from the date of grant to such PRSU Vesting Date. Except as otherwise provided in this Section 6.2, Section 7.2 and Section 7.3, the Performance-based Restricted Stock Units will vest and be earned and the number of shares of Common Stock payable in settlement of such vested PRSUs under Section 6.2(c) will be based on the level of achievement of the PRSU KPIs as of the end of the performance period and may range from zero percent (0%) to two hundred percent (200%). The PRSU KPIs shall be expressed at the following performance levels: “Minimum Threshold,” “Target Threshold,” and “Maximum Threshold.” The PRSU KPIs and their respective weightings are outlined in Appendix 1. Vesting and payouts (i) for a Minimum Threshold level of achievement of a PRSU KPI will be at zero percent (0%) of the Target Threshold level of vesting and payout, (ii) for a Target Threshold level of achievement of a PRSU KPI will be at one hundred percent (100%) of the Target Threshold level of vesting and payout, (iii) for a Maximum Threshold or greater level of achievement of a PRSU KPI will be at two hundred percent (200%) of the Target Threshold level of vesting and payout, and (iv) for a level of achievement of a PRSU KPI between Minimum Threshold and Target Threshold, or between Target Threshold and Maximum Threshold, the vesting and payout percentage will be at a percentage level determined by straight line interpolation between the threshold levels, as applicable.

(c)            Settlement. Upon vesting of an Incentive Award of Performance-based Restricted Stock Units, such vested units shall be settled by the delivery of shares of Common Stock as soon as practicable following the PRSU Vesting Date (but not later than the March 15 of the calendar year following the calendar year that includes the PRSU Vesting Date), subject to the Company’s retention of that number of shares of Common Stock necessary to satisfy any applicable tax withholding requirements.

(d)            Additional Restrictions. At the time of the grant of Performance-based Restricted Stock Units, the Board, as it deems appropriate, may impose such restrictions or conditions that delay the delivery of the shares of Common Stock subject to such Incentive Award to a time after the vesting of such Performance-based Restricted Stock Units, but not to a date that is more than three (3) years from the date of grant.

(e)            Dividend Equivalents. Dividend equivalents may not be credited in respect of shares of Common Stock covered by Performance-based Restricted Stock Units until such Performance-based Restricted Stock Units have vested.

(f)            Adjustment by Board. Notwithstanding anything herein to the contrary, the Board has reserved the right to reduce the amount of the settlement of a PRSU as reflected in Appendix 3.

6.3            Time Restricted Stock Units.

(a)            TRSU Grants. TRSUs shall be granted to Eligible Recipients annually beginning on the Effective Date of the Plan and in each of the three (3) Financial Years thereafter or commencing upon an Eligible Recipient first becoming a Participant under the Plan.

(b)            Vesting Requirements. Notwithstanding any other provisions of the Plan to the contrary, the Incentive Awards of Time Restricted Stock Units granted to Eligible Recipients in accordance with Section 5.1 and Section 6.3, shall vest in accordance with the TRSU Vesting Schedule; provided in each case the Participant remains in the continuous Service of the Company or a Subsidiary from the date of grant to such TRSU Vesting Date. In addition, each Incentive Award of Time Restricted Stock Units shall provide that all non-vested units under the Incentive Award shall vest upon an Initial Public Offering or a Change in Control. The vesting requirements will be set forth in an Incentive Award Agreement evidencing such Time Restricted Stock Units. Except as otherwise provided in this Section 6.3, Section 7.2 and Section 7.3, the Time Restricted Stock Units will vest and be earned and the number of shares of Common Stock payable in settlement of such vested TRSUs under Section 6.3(c) will be based on the level of vesting on the TRSU Vesting Date. If any vesting requirements of any Time Restricted Stock Units are not satisfied, such Time Restricted Stock Units will be forfeited.

(c)            Settlement. Upon the vesting of an Award of Time Restricted Stock Units, such vested units shall be settled by the delivery of shares of Common Stock as soon as practicable following the TRSU Vesting Date (but not later than the March 15 of the calendar year following the calendar year that includes the TRSU Vesting Date), subject to the Company’s retention of that number of shares of Common Stock necessary to satisfy any applicable tax withholding requirements.

(d)            Dividend Equivalents. Dividend equivalents may not be credited in respect of shares of Common Stock covered by a Time Restricted Stock Units until such Time Restricted Stock Units have vested.

(e)            Adjustment by Board. Notwithstanding anything herein to the contrary, the Board has reserved the right to reduce the amount of the settlement of a PRSU as reflected in Appendix 3.

6.4            Compliance with Section 409A of the Code. Notwithstanding anything to the contrary set forth herein, any Incentive Award granted under the Plan that is not exempt from the requirements of Section 409A of the Code shall contain such provisions so that such Incentive Award will comply with the requirements of Section 409A of the Code. Such restrictions, if any, shall be determined by the Committee and contained in the Incentive Award Agreement evidencing such Incentive Award.

7.	Termination of Service; Stock Purchase and Sale Rights.

7.1            Participants. Subject to Section 7.3, except to the extent that the Committee provides otherwise in an Incentive Award Agreement at the time of grant or determines otherwise pursuant to Section 7.2 or Section 7.3 (and such provisions and determinations need not be uniform among all Incentive Awards granted pursuant to the Plan), if a Participant’s Service is terminated by any reason including resignation, termination, Disability or death, all Incentive Awards held by the Participant that have not vested as of the effective date of the termination shall be terminated and forfeited without payment of any compensation.

7.2            Modification of Rights Upon Termination. Notwithstanding the other provisions of this Section 7, upon a Participant’s termination of Service, the Committee may, in its sole discretion (which may be exercised at any time on or after the date of grant, including following such termination) cause unvested Restricted Stock Units then held by such Participant to terminate, vest or become free of restrictions and conditions to payment, following such termination of Service, in each case in the manner determined by the Committee. The Committee may not take any such action adversely affecting any vested Restricted Stock Units and underlying shares of Common Stock acquired by a Participant without the consent of the affected Participant (subject to the right of the Committee to take whatever action it deems appropriate under Section 3.2(c), Section 7.3 and Section 9).

7.3            Additional Forfeiture Events. Notwithstanding anything in the Plan, if a Participant is determined by the Committee, acting in its sole discretion, to have taken any action that would constitute Cause or an Adverse Action, irrespective of whether such action or the Committee’s determination occurs before or after termination of such Participant’s Service and irrespective of whether or not the Participant was terminated for Cause: (a) all rights of the Participant under the Plan and any Incentive Award Agreements evidencing an Incentive Award then held by the Participant will terminate and be forfeited without notice of any kind, and (b) the Committee in its sole discretion may require the Participant to surrender and return to the Company all or any shares of Common Stock received in settlement of any vested Award, or to disgorge all or any profits or any other economic value (however defined by the Committee) made or realized by the Participant, during the period beginning one year prior to the Participant’s termination of Service in connection with any shares of Common Stock issued upon the vesting of any Incentive Awards. The Company may defer the issuance of share certificates upon the vesting or settlement of any Incentive Award for a period of up to six (6) months after the date of such vesting or settlement in order for the Committee to make any determination as to the existence of Cause or an Adverse Action.

7.4            Repurchase Right. If a Participant either (i) commits any material breach of such Participant’s employment agreement or service contract with the Company and either (1) that breach is not capable of being remedied or (2) if capable of remedy, the Participant does not remedy that breach as soon as possible and in any event within thirty (30) days of receiving a notice from the Company requiring the Participant to remedy that breach, or (ii) the Participant’s employment with the Company is terminated for any reason, including due to resignation, termination, death or Disability, the Company shall have the right, as determined by the Board, to repurchase all (and not less than all) of the vested shares of Common Stock acquired by the Participant under this Plan, in accordance with the terms of this Section 7.4:

(a)            The purchase price of the vested shares of Common Stock purchased by the Company pursuant to this Section 7.4 shall be equal to the Fair Market Value of such shares applicable at the time of the repurchase.

(b)            The Company may exercise its election to acquire the Participant’s vested shares of Common Stock by delivery to the Participant (or the Participant’s beneficiary in the event of the Participant’s death), within ninety (90) after the effective date of the termination, of a written notice of the Company’s exercise of its repurchase rights under this Section 7.4.

(c)            The closing of the purchase of the vested shares of Common Stock pursuant to this Section 7.4 shall take place at the principal office of the Company not later than thirty (30) days following receipt of such notice by the Participant (or the Participant’s beneficiary in the event of the Participant’s death).

(d)            The Participant (or the Participant’s beneficiary in the event of the Participant’s death) shall make such customary representations and warranties as may be reasonably requested by the Company regarding such seller’s capacity and authority, good title to, and the absence of liens on, such vested shares of Common Stock.

(e)            The Company will pay the purchase price for the vested shares of Common Stock purchased by the Company under this Section 7.4 in cash, payable by wire transfer of immediately available funds to the bank account provided to the Company by the Participant (or the Participant’s beneficiary in the event of the Participant’s death).

7.5            Put Right. In the event (a) a Participant’s employment with the Company is terminated for any reason, including due to the Participant’s death or Disability (but excluding by voluntary resignation by the Participant), or (b) a Participant’s employment with the Company is terminated by virtue of the Participant’s voluntary resignation and more than thirty-six (36) months have passed from the date of the first grant of an Incentive Award to that individual Participant, and, in each case, the Company has not exercised its right within the period under Section 7.4 to repurchase the Participant’s vested shares of Common Stock, the Participant (or the Participant’s beneficiary in the event of death) shall have the right to elect to sell to the Company by giving the Company, within ninety (90) days after the effective date of termination, a written notice specifying that he or she wishes to sell all (and not less than all) of his or her vested shares of Common Stock acquired by the Participant under the Plan, and the Company shall be required to purchase from the Participant, all (and not less than all) of the vested shares of Common Stock acquired by the Participant under the Plan, in accordance with the terms of this Section 7.5:

(a)            The selling price of the vested shares of Common Stock purchased by the Company pursuant to this Section 7.5 shall be equal to the Fair Market Value of such shares applicable at the time the election to sell is made.

(b)            The Participant (or the Participant’s beneficiary in the event of the Participant’s death) may exercise an election to sell vested shares of Common Stock by delivery of thirty (30) days’ written notice specifying the number of shares to be sold.

(c)            The closing of the purchase of the vested shares of Common Stock pursuant to this Section 7.5 shall take place at the principal office of the Company not later than thirty (30) days following receipt of such notice by the Company.

(d)            The Participant (or the Participant’s beneficiary in the event of the Participant’s death) shall make such customary representations and warranties as may be reasonably requested by the Company regarding such seller’s capacity and authority, good title to, and the absence of liens on, such vested shares of Common Stock.

(e)            The Company will pay the selling price for the vested shares of Common Stock purchased by the Company under this Section 7.5 in cash, payable by wire transfer of immediately available funds to the bank account provided to the Company by the Participant (or the Participant’s beneficiary in the event of the Participant’s death).

7.6            Drag-Along Rights. If at any time BNAC (alone or together with any of the other stockholders of the Company) proposes to effect the sale of shares of Common Stock representing more than eighty percent (80%) of the total issued and outstanding shares of Common Stock, BNAC (and BNAC alone) may require the participation of all (and not less than all) of the vested shares of the Common Stock owned by the Participants in such sale in the manner set forth in this Section 7.6:.

(a)            BNAC shall exercise its rights pursuant to this Section 7.6 by delivering to the Company and each of the other stockholders of the Company a written notice (the “Drag-along Notice”) of such proposed sale no later than fifteen (15) days prior to the proposed closing thereof. Any Drag-along Notice shall make reference to the Participants’ obligations under this Section 7.6 and shall describe in reasonable detail:

(i)            the number of shares of Common Stock to be sold by BNAC;

(ii)           the person to whom such shares of Common Stock are proposed to be sold;

(iii)          the material terms and conditions of the sale, including the consideration to be paid; and

(iv)          the proposed date, time and location of the closing of the sale.

(b)            In any sale is subject to this Section 7.6, each of the Participants shall agree to sell all (and not less than all) of the shares of Common Stock owned by the Participant, free and clear of any liens and on the same terms and conditions as BNAC in such sale, and shall make such customary representations and warranties as may be reasonably requested by the Company regarding such seller’s capacity and authority, good title to, and the absence of liens on, such vested shares of Common Stock.

(c)            If BNAC (alone or together with any of the other stockholders of the Company) proposes to effect the sale of shares of Common Stock representing more than eighty percent (80%) of the total issued and outstanding shares of the Common Stock pursuant to this Section 7.6, the Participants shall consent to and not object to or exercise any appraisal or dissenters’ rights in connection with such transaction. Without limiting the foregoing, each of the Participants shall, if requested by BNAC, execute and deliver a power of attorney and custody agreement, in form and substance satisfactory to BNAC, with respect to the shares of Common Stock that are to be included by them in any sale pursuant to this Section 7.6. The power of attorney and custody agreement will provide, among other things, that each such Participant will:

(i)            deliver to and deposit into custody with BNAC, named as the custodian therein, a certificate or certificates representing such shares of Common Stock (duly endorsed in blank by the owner or owners thereof or accompanied by duly endorsed stock powers in blank); and

(ii)           irrevocably appoint BNAC as such stockholder’s agent and attorney-in-fact with full power to act thereunder on behalf of such stockholder with respect to the matters specified therein.

(d)            Each Participant shall fully cooperate with BNAC and shall take all necessary actions to effectuate the sale of shares of Common Stock pursuant to this Section 7.6, including entering into such agreements and delivering such certificates and instruments, as may be reasonably requested from time to time by BNAC, provided that no Participant shall be:

(i)            liable for any indemnification obligations to any potential purchaser in respect of such representations and warranties on a joint, rather than several, basis, and in no event with respect to an amount in excess of the net cash proceeds to be paid to such stockholder in such transaction; and

(ii)           subject to any escrow or similar arrangement relating to such transaction with respect to an amount in excess of the net cash proceeds to be paid to such other stockholders in such transaction.

(e)            Each of the Participants participating in the sale of shares of Common Stock by BNAC under this Section 7.6 shall be paid a consideration (on a per share of Common Stock basis) on the same terms and conditions as BNAC in such sale.

8.	Payment of Withholding Taxes.

8.1            General Rules.  The Company is entitled to (a) withhold and deduct from future wages of the Participant (or from other amounts that may be due and owing to the Participant from the Company or a Subsidiary), or make other arrangements for the collection of, an amount the Company reasonably determines to be the minimum statutory amount necessary to satisfy any and all federal, foreign, state and local withholding and employment-related tax requirements attributable to an Incentive Award, including the grant, vesting, or payment of dividends with respect to, an Incentive Award; (b) withhold shares of Common Stock from the shares issued or otherwise issuable to the Participant in connection with an Incentive Award; or (c) require the Participant promptly to remit the amount of such withholding to the Company before taking any action, including issuing any shares of Common Stock, with respect to an Incentive Award. Shares of Common Stock issued to the Participant in connection with an Incentive Award that gives rise to the tax withholding obligation that are withheld for purposes of satisfying the Participant’s withholding or employment-related tax obligation will be valued at their Fair Market Value on the Tax Date.

8.2            Special Rules. The Committee may, in its sole discretion and upon terms and conditions established by the Committee, permit or require a Participant to satisfy, in whole or in part, any withholding or employment-related tax obligation described in Section 8.1 by electing to tender, or by attestation as to ownership of, Previously Acquired Shares, by delivery of a promissory note (on terms acceptable to the Committee in its sole discretion), or by a combination of such methods. For purposes of satisfying a Participant’s withholding or employment-related tax obligation, Previously Acquired Shares tendered or covered by an attestation will be valued at their Fair Market Value on the Tax Date.

9.	Change in Control.

9.1            Certain Definitions. As used in this Plan, the following terms shall have the meanings set forth below:

(a)            “Affiliate” means, at the time of determination, any “parent” or “majority-owned subsidiary” of the Company, as such terms are defined in Rule 405 of the Securities Act. The Committee shall have the authority to determine the time or times at which “parent” or “majority-owned subsidiary” status is determined within the foregoing definition.

(b)            “Cash Transaction” means a merger or other transaction in which holders of the Common Stock receive a cash payment for each share exchanged or surrendered in such merger or other transaction.

(c)            “Change in Control” means (i) any merger or consolidation of the Company with or into another entity, including, without limitation, a reverse merger with a company that has common stock traded on a United States securities exchange or combination, in whatever form, with a special purpose acquisition company, (ii) any sale by the Company of all or substantially all of its assets, other than a sale of assets in which the stockholders of the Company immediately before the transaction will own immediately thereafter, directly or indirectly, securities having a majority in ordinary voting power of the outstanding securities of the acquiror of the Company’s assets, (iii) any sale or other transfer of shares of stock by one or more stockholders of the Company as a result of which any one transferee, together with the transferee’s Affiliates, will become the owner of a majority in ordinary voting power of the Company’s outstanding stock, but excluding (A) any sale or other transfer from a stockholder to a transferee who is an existing stockholder of the Company and (B) any sale or transfer of shares of stock directly by the Company or its Affiliates, or (iv) an Initial Public Offering.

9.2            Change in Control in General. In the event of a Change in Control, the Board, or any corporation or entity assuming the obligations of the Company, may take any one or a combination of the following actions as to outstanding Incentive Awards (and need not take the same action as to each such Incentive Award):

(a)            provide that an Incentive Award be vested in full or part either on the date of the Change in Control; or

(b)            provide that an Incentive Award shall be assumed, or equivalent Incentive Awards shall be substituted, by the acquiring or succeeding corporation or business entity (or an affiliate thereof).

9.3            Certain Exceptions. Notwithstanding anything herein to the contrary, the Board may provide in any Incentive Award Agreement that any or all of the preceding provisions of this Section 9 shall not apply to the Incentive Award granted under that Incentive Award Agreement.

9.4            Stockholders’ Representative. For purposes of this section, “Stockholders’ Representative” means one or more persons or entities appointed by the Company’s stockholders to represent the interests of the stockholders in connection with a Change in Control, including with respect to matters such as: (a) determining any purchase price adjustment after the closing of the Change in Control; (b) taking any actions on behalf of the stockholders between the signing and closing of any agreement providing for such Change in Control (an “Acquisition Agreement”), including determining whether any closing conditions have been satisfied; (c) determining the amount to be paid to the stockholders after the closing of the Change in Control as the result of an earnout or other post-closing contingent payment obligation; (d) resolving any disputes relating to the payment to the stockholders of any amounts pursuant to the Acquisition Agreement, including any amounts placed in escrow in connection with the Change in Control, (e) receiving notices on behalf of the stockholders; (f) approving amendments to the Acquisition Agreement or (g) enforcing and protecting the rights and interests of the stockholders arising out of or under or in any manner relating to the Acquisition Agreement and any related agreements or documents, including entering into any settlement or instituting or defending any claim or litigation against the stockholders with respect to the matters contemplated by the Acquisition Agreement and any related agreements or documents and the transactions contemplated thereby. By receiving the grant of an Incentive Award under the Plan, each Participant agrees that (x) any Stockholders’ Representative appointed by the Company’s stockholders in connection with a Change in Control shall, without any further authorization or other action by the Participant, be appointed as such Participant’s representative and attorney-in-fact in connection with such Change in Control on the same terms and to the same extent as such Stockholders’ Representative is appointed by the Company’s stockholders in connection with such Change in Control and (y) the Participant will execute promptly on request of the Company any documents the Company deems necessary or desirable to provide further assurance of the foregoing appointment.

10.	Rights of Eligible Recipients and Participants; Transferability.

10.1          Service. Nothing in the Plan or in any Incentive Award Agreement confers upon any Eligible Recipient or Participant any right to continue in the Service of the Company or any Subsidiary or interferes with or limits in any way the right of the Company or any Subsidiary to terminate the Service of any Employee at any time, with or without notice and with or without cause, subject to the terms of such Employee’s employment contract, if any.

10.2          Restrictions on Transfer.

(a)            Except pursuant to testamentary will or the laws of descent and distribution or as otherwise expressly permitted by subsection (b) below, no right or interest of any Participant in an Incentive Award of Restricted Stock Units will be assignable or transferable, or subjected to any lien, during the lifetime of the Participant, either voluntarily or involuntarily, directly or indirectly, by operation of law or otherwise and any such attempted assignment, transfer or sale, directly or indirectly, shall be void ab initio. Further, except pursuant to testamentary will or the laws of descent and distribution or as otherwise expressly permitted by Section 7.4, Section 7.5, Section 7.6 or subsection (b) below, no right or interest of any Participant in any Common Stock issued in settlement of a vested Restricted Stock Unit will be assignable or transferable, or subjected to any lien, during the lifetime of the Participant, either voluntarily or involuntarily, directly or indirectly, by operation of law or otherwise and any such attempted assignment, transfer or sale, directly or indirectly, shall be void ab initio

(b)            A Participant will be entitled to designate a beneficiary to receive payment or settlement of an Incentive Award upon such Participant’s death, and in the event of such Participant’s death, payment of any amounts due under the Plan will be made to such beneficiary. If a deceased Participant has failed to designate a beneficiary, or if a beneficiary designated by the Participant fails to survive the Participant, payment of any amounts due under the Plan will be made to the Participant’s legal representatives, heirs and legatees. If a deceased Participant has designated a beneficiary and such beneficiary survives the Participant but dies before complete payment of all amounts due under the Plan, then such payments will be made to the legal representatives, heirs and legatees of the beneficiary. Any beneficiary, legal representative, heir or legatee of a Participant who receives an Incentive Award will remain subject to all the terms and conditions applicable to the Participant prior to such receipt.

(c)            Prior to an Initial Public Offering, a Participant (or the executor, administrator or other personal representative or other successor of a deceased Participant) may not sell, assign, transfer or otherwise dispose of vested shares of Common Stock acquired pursuant to an Incentive Award to a third party.

10.3          Non-Exclusivity of the Plan. Nothing contained in the Plan is intended to modify or rescind any previously approved compensation plans or programs of the Company or create any limitations on the power or authority of the Board to adopt such additional or other compensation arrangements as the Board may deem necessary or desirable.

11.	Securities Law and Other Restrictions.

11.1          Securities Law Restrictions. Notwithstanding any other provision of the Plan or any Incentive Award Agreements, the Company will not be required to issue any shares of Common Stock under the Plan, and a Participant may not sell, assign, transfer or otherwise dispose of shares of Common Stock issued pursuant to Incentive Awards granted under the Plan: (a) unless there is in effect with respect to such shares a registration statement under the Securities Act and any applicable securities laws of a state or foreign jurisdiction or an exemption from such registration under the Securities Act and applicable state or foreign securities laws; (b) unless there has been obtained any other consent, approval or permit from any other U.S. or foreign regulatory body which the Committee, in its sole discretion, deems necessary or advisable; and (c) if at any time at which the Company is not required to file reports with the Securities and Exchange Commission (the “SEC”) pursuant to Sections 12(b), 12(g) or 15(d) of the Exchange Act or the rules and regulations thereunder, such issuance, sale or transfer would cause the number of stockholders of the Company to increase such that the Company would be within ten (10) stockholders of the number that would cause the Company to be required to file reports with the SEC pursuant to Sections 12(g) or 15(d) of the Exchange Act and the rules and regulations thereunder. The Company may condition such issuance, sale or transfer upon the receipt of any representations or agreements from the parties involved, and the placement of any legends on certificates representing shares of Common Stock, as may be deemed necessary or advisable by the Company in order to comply with such securities law or other restrictions.

11.2          “Market Stand-Off” Restrictions. Except as otherwise approved by the Committee, the shares of Common Stock acquired in connection with the grant, vesting or settlement of an Incentive Award will be restricted following the effective date of a registration of the Company’s securities under the Securities Act, and the holder thereof will not, without the prior written consent of the Company or the representative(s) of any underwriters, (a) sell, pledge, offer to sell, contract to sell (including any short sale), sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase or otherwise transfer or dispose of, directly or indirectly, any shares of Common Stock or any securities convertible into or exercisable or exchangeable for Common Stock (whether such shares or any such securities are then owned by the Participant who exercised such option or are thereafter acquired); or (b) enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of the Common Stock, whether any such transaction described in clause (a) or (b) above is to be settled by delivery of Common Stock or such other securities, in cash or otherwise. The provisions of this Section 11.2 will not apply (w) unless the executive officers and directors of the Company have agreed to be bound by substantially the same terms and conditions; (x) to public offerings other than the Company’s initial public offering and any public offering made within two (2) years thereafter; (y) to registrations relating solely to securities in connection with employee benefit plans or in connection with mergers, consolidations, reorganizations, or other transactions pursuant Rule 145 under the Securities Act; or (z) to transfers to donees who agree to be similarly bound. The time period for such market stand-off will be determined by the Company and the representative(s) of any underwriters but will in no event exceed one hundred eighty (180) days from the date of the final prospectus with respect to the applicable public offering. The Company may impose stop-transfer instructions during such stand-off period with respect to the shares of Common Stock subject to this restriction if necessary to enforce such restrictions. The underwriters in connection with any such public offering are intended third party beneficiaries of this Section 11.2 and will have the right, power and authority to enforce the provisions hereof as though they were a party hereto.

12.	Compliance with Section 409A.

It is intended that the Plan and all Incentive Awards hereunder be construed and administered in a manner that will comply with the requirements of an exception to Section 409A of the Code; provided, that, in accordance with Section 6.4, an Incentive Award may be granted pursuant to an Incentive Award Agreement that is subject to and complies with the requirements of Section 409A of the Code. The Committee is authorized to adopt rules or regulations deemed necessary or appropriate to qualify for an exception from the requirements of Section 409A of the Code.

13.	Plan Amendment, Modification and Termination.

The Board may amend, suspend or terminate the Plan or any portion or whole thereof at any time. The Board, may amend the Plan from time to time in such respects as the Board may deem advisable in order that Incentive Awards under the Plan will conform to any change in applicable laws or regulations or in any other respect the Board may deem to be in the best interests of the Company. Notwithstanding the immediately preceding sentences set forth in this Section 13, no termination, suspension or amendment of the Plan may adversely affect any outstanding Incentive Award without the consent of the affected Participant, including, but not limited to, any amendment, suspension or termination of the terms set forth in Section 7 herein or any modification, termination or amendment to the terms applicable to such Incentive Award; provided, however, that this sentence will not impair the right of the Committee to take whatever action it deems appropriate under Section 2.1, Section 7.3 and Section 9.

14.	Effective Date and Duration of the Plan.

The Plan is effective as of January 1, 2021 (the “Effective Date”), and shall remain valid until the earlier of (i) 6 months after an IPO or (ii) January 1, 2024, provided the obligations and rights of the Company and any Participants hereunder shall remain in full force and effect as to all outstanding unvested or vested Restricted Stock Units and all Common Stock issued to a Participant issued in settlement of a Restricted Stock Unit granted pursuant to this Plan that has not been redeemed, in its entirety, by the Company including, but not limited to, all rights and obligations set forth in Section 7 herein; provided, the Plan may be terminated prior to such time by the Board. No Incentive Award will be granted after termination of the Plan. This Plan shall survive termination solely for the outstanding Incentive Awards which have already been granted to the Participants before the expiration date or termination of the Plan, as case may be.

15.	Miscellaneous.

15.1          Usage. In the Plan, except where otherwise indicated by clear contrary intention, (a) any masculine term used herein also includes the feminine, (b) the plural includes the singular, and the singular includes the plural, (c) “including” (and with correlative meaning “include”) means including without limiting the generality of any description preceding such term, and (d) “or” is used in the inclusive sense of “and/or”.

15.2          Governing Law and Venue. The validity, construction, interpretation, administration and effect of the Plan and any rules, regulations and actions relating to the Plan will be governed by and construed exclusively in accordance with the laws of the State of New York, notwithstanding the conflicts of laws principles of any jurisdictions. Any legal proceeding related to the Plan will be brought in an appropriate New York court, and the parties to any Incentive Award Agreement consent to the exclusive jurisdiction of the court for this purpose.

15.3          Successors and Assigns. The Plan will be binding upon and inure to the benefit of the successors and permitted assigns of the Company and the Participants.

15.4          Construction. Wherever possible, each provision of the Plan and any Incentive Award Agreement will be interpreted so that it is valid under the applicable law. If any provision of the Plan or any Incentive Award Agreement is to any extent invalid under the applicable law, that provision will still be effective to the extent it remains valid. The remainder of the Plan and the Incentive Award Agreement also will continue to be valid, and the entire Plan and Incentive Award Agreement will continue to be valid in other jurisdictions.

15.5          Initial Public Offering Process. It is the intent of the Company to seek an IPO on or before the third anniversary of the Effective Date of the Plan. The CEO and the Senior Management will seek to achieve or exceed the Minimum Target IPO Price as part of the Company’s pursuit of an IPO. In the event that the market conditions are not conducive to the pursuit of an IPO on or before the third anniversary of the Effective Date of the Plan, the CEO and the Senior Management, in conjunction with the Board of Directors, may elect to delay the IPO for up to one (1) year after the third anniversary of the Effective Date of the Plan. Upon or before a successful completion of an IPO, the Plan will be supplanted with a new equity incentive plan, as determined by the Board in its sole and absolute discretion. It is currently anticipated that this replacement plan would be comparable to similar plans maintained by U.S. public companies.

IN WITNESS WHEREOF, the undersigned, on behalf of BKV Corporation, has executed this BKV Corporation 2021 Long Term Incentive Plan document effective as of January 1, 2021.

BKV CORPORATION

By:	/s/ Christopher Kalnin
Name: Christopher Kalnin
Title: CEO
Dated: December 9, 2020

ACKNOWLEDGED AND ACCEPTED BY:

BANPU NORTH AMERICA CORPORATION

By:	/s/ Thiti Mekavichai
Name: Thiti Mekavichai
Title: CEO
Dated: December 9, 2020

Appendix 1

PRSU KPIs

Performance Period. The following PRSU KPIs are based on the Plan’s performance period beginning on the Effective Date and ending on the earlier of December 31, 2023, the date of an IPO, the date of a Change in Control, or the date of the Company’s reverse merger with a company that has common stock traded on a United States securities exchange.

PRSU KPIs	Minimum Threshold	Target Threshold	Maximum Threshold	Weighting
Total Shareholder Return (TSR)	[***]	[***]	[***]	60%
Return on Capital Employed (ROCE)	[***]	[***]	[***]	20%
IPO Readiness	[***]	[***]	[***]	20%
Payout Percentage	0%	100%	200%

Total Shareholder Return (TSR).

Total Shareholder Return or “TSR” is defined as the Fair Market Value of the Fully Diluted Shares outstanding (in dollars per share) divided by the Base Price less any common dividends paid per share incorporating the timing on when such dividend payments are paid on a daily basis to accurately estimate the time weighted rate of return, stated in a percent. For purposes of determining the TSR in all scenarios, other than a reverse merger, TSR is expressed as the following formula:

TSR = [(Fair Market Value per fully diluted common share) ÷ (Base Price** less cumulative dividends paid per share (time weighted))] ^ (1/Years) less 100%

(i)            Public Company Basis. If the company has successfully completed an IPO then the TSR calculation will incorporate the IPO Average Trading Price as the basis for determining the Fair Market Value of the company. In the event of a reverse merger to go public, the Company would utilize the average trading price of the common stock of the reverse merged company over the 30 trading days following the reverse merger as the basis for Fair Market Value.

(ii)           Private Company Basis. If the company has not successfully completed an IPO, and there is no imminent plans to IPO, then on the third anniversary of the Plan Effective Date, the Fair Market Value would be determined according to Section 2.19 for utilization in the TSR calculation.

The TSR shall be expressed as the following formula in the event of a reverse merger:

TSR=[Implied BKV Shareholders Equity Value* per share on a fully diluted common stock price) ÷ (Base Price** less cumulative dividends paid per share(time weighted))] ^(1/Years O/S) less 100%

*“Implied BKV Shareholders Equity Value per share on a fully diluted common stock price” means [[(the average 30 day closing price of the combined company’s stock, as measured 30 trading days immediately preceding the effective transaction date of the reverse merger x the number of Fully Diluted Shares owned by the BKV shareholders in the combined company’s stock as of the effective date of the reverse merger) + any cash/non-cash adjustment(s) (credit or liability) related to the reverse merger transaction to BKV shareholders, which actually increases or decreases the equity value of the BKV shareholders] ÷ the number of Fully Diluted Shares outstanding for all BKV shareholders, prior to the reverse merger transaction effective date]].

**adjusted to account for any stock split, stock distribution, recapitalization, combination or similar event.

For purposes of determining TSR, “Fully Diluted Shares” means the total number of shares of Common Stock that are outstanding and available to trade on the open market after all sources of conversion are exercised or occur, including, without limitation, any stock options, convertible bonds, vested TRSUs and vested PRSUs.

Average Return on Capital Employed (ROCE).

The Return on Capital Employed or “ROCE” is defined as the Earnings Before Interest and Tax (“EBIT”) as calculated on US GAAP basis, divided by Total Assets less Current Liabilities (including the current portion of debt). ROCE is expressed as the following formula:

ROCE = Average (EBIT / Capital Employed) over the performance period, where:

•	EBIT = Earnings Before Interests & Tax (U.S. GAAP)
•	Capital Employed = Total Assets – Current Liabilities including Assumed Current Portion of Debt (U.S. GAAP)

IPO Readiness.

IPO Readiness means the overall assessment of the Company’s readiness to successfully complete an IPO, as determined by a reputable third-party consultant evaluating all aspects of the Company’s capability to be publicly listed and (“Yes” or “No”) and the date at which the Company is ready (based on when the assessment was conducted).

APPENDIX 2

BROAD PARAMETERS

The Broad Parameters approved by the Board for the CEO’s authority to grant Incentive Awards to each Employee shall be for each grant to be no more than 5 times the current salary (based upon the date of grant of such Incentive Award) of any Employee and taking into account a 4 year average duration of employment by such Employee.

APPENDIX 3

Board Approved Parameters of INTENT for ISSUANCE OF

INCENTIVE AWARDS UNDER THE Plan

Long-term Incentive Plan (LTIP):

LTIP should not affect BKV's ability to pay dividends to holders of shares of Common Stock.

LTIP should not drive BKV to report a negative net income in any fiscal year.

Board retains discretion to reduce an Incentive Award payout by up to 20% of the total payout, at target level of achievement for PRSUs, at the sole and absolute discretion of the Board, to normalize against an irregular outcome.

Profit should be shared appropriately among all stakeholders.

In light of expensing of LTIP considerations, the LTIP grants commence on January 1, 2021, to align with a full fiscal year and to eliminate any expense implications for fiscal 2020.

APPENDIX 4

EXAMPLE OF TRSU AND PRSU Grants